Exhibit 99

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

Nov. 8, 2017

Nortech Systems Reports Third Quarter Results

MINNEAPOLIS — Nortech Systems Inc. (NASDAQ: NSYS) today reported net sales of $28.3 million for the third quarter ended September 30, compared with net sales of $29.7 million for the third quarter of 2016. For the nine months ended September 30, Nortech’s net sales were $86.8 million, compared with $87.6 million for the same period in 2016.

Operating income for the third quarter was $284,000, compared with $190,000 for the third quarter of 2016. For the nine-month period, Nortech reported operating income of $500,000, compared with $301,000 for the same period in 2016.

Nortech Systems reported net income in the third quarter of $43,000, or $.02 per diluted common share, compared with $63,000, or $.02 per diluted common share, for the same period last year. For the nine months ended September 30, 2017, Nortech reported net income of $13,000, or $0.00 per diluted common share. This compares with a net loss of $54,000, or $0.02 per diluted common share, for the same period in 2016.

“While our defense and industrial customers are beginning to show positive traction, our third quarter results were impacted by a seven percent decline in medical sales,” said Rich Wasielewski, Nortech Systems’ president and CEO. After a long run of medical growth for Nortech, the recent trends in the medical market, along with program delays, have resulted in less engineering project work and product revenue.

Industry factors negatively impacting U.S. medical technology companies include uncertainty about the future of the federal medical device tax, increased FDA regulations and lower venture capital funding.

Wasielewski expects the medical sector will continue to present challenges through the remainder of 2017 and the first half of next year as several of Nortech’s larger OEM medical customers work down inventory levels; he anticipates medical program funding will improve.

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“Our diverse customer base across three core markets and our globalization strategy remain key strengths,” Wasielewski concluded. “We’re also supporting infrastructure, operations and business development activities to target profitable growth.” Enhancing Nortech’s technical resources, information systems and “One Nortech” cooperation across facilities is aimed at providing better customer service and an improved return to shareholders.

Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CST) on Thursday, November 9, 2017, to discuss the company’s third quarter results. Anyone interested in participating in the conference can access the call by dialing 888-567-1602 from within the United States, or 404-267-0373 if calling internationally.

An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. The telephone replay will be available through November 23, 2017, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference PIN# 21831 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial, medical and aerospace/defense. The company has operations in the U.S., Mexico and China. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Statements of Operations

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	Unaudited	Unaudited	Unaudited	Unaudited
	2017	2016	2017	2016
Net Sales	$28,310,230	$29,718,414	$86,762,131	$87,613,591

Income from Operations	284,413	189,764	499,520	300,776
Loss on Extinguishment of Debt	—	—	(174,834)	—
Interest Expense	(171,699)	(139,458)	(452,695)	(410,727)

Income (Loss) Before Income Taxes	112,714	50,306	(128,009)	(109,951)

Income Tax Expense (Benefit)	69,343	(13,000)	(141,061)	(56,000)

Net Income (Loss)	$43,371	$63,306	$13,052	$(53,951)

Net Income (Loss) per Basic and Diluted Common Shares	$0.02	$0.02	$0.00	$(0.02)

Weighted Average Number of Common Shares Outstanding:
Basic	2,747,168	2,747,832	2,747,608	2,747,288
Diluted	2,748,533	2,749,944	2,748,973	2,747,288

Condensed Balance Sheets

	SEPTEMBER 30 2017	DECEMBER 31 2016
	Unaudited	Audited
Cash	$530,764	$268,204
Restricted Cash	541,795	—
Accounts Receivable	18,312,667	17,320,784
Inventories	21,068,366	20,653,841
Other Current Assets	1,367,357	1,246,908
Property and Other Long-term Assets	15,703,229	16,026,778

Total Assets	$57,524,178	$55,516,515

Accounts Payable	$14,801,233	$13,825,530
Other Current Liabilities	6,137,207	6,480,109
Line of Credit — Long-term	8,481,396	7,315,262
Long-term Debt and Other Long-term Liabilities	5,770,739	5,580,826
Shareholders’ Equity	22,333,603	22,314,788

Total Liabilities and Shareholders’ Equity	$57,524,178	$55,516,515